UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

March 7, 2022

Date of Report (Date of earliest event reported)

Berkeley Lights, Inc.

(Exact name of registrant as specified in its charter)

Delaware	35-2415390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

001-39388

(Commission File Number)

5858 Horton Street, Suite 320

Emeryville, California 94608

(Address of principal executive offices, including zip code)

(510) 858-2855

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.00005 par value	BLI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2022, Berkeley Lights, Inc. (the “Company”) announced that Siddhartha Kadia, Ph.D. has been appointed to succeed Eric Hobbs, Ph.D. as the Company’s Chief Executive Officer effective immediately. Dr. Kadia will remain a member of the Company’s Board of Directors (the “Board”).

In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Dr. Kadia (the “Employment Agreement”) approved by the Board on March 7, 2022 and effective as of March 9, 2022 (the “Appointment Date”). The Employment Agreement provides Dr. Kadia with an annual base salary of $700,000 and an annual target bonus of 100% of his base salary upon achievement of performance objectives to be established by the Board, which bonus will be guaranteed and paid on a pro-rata basis at target level for fiscal year 2022, subject to his continued employment through December 31, 2022. Dr. Kadia will also be eligible for an additional $10,000 on a monthly basis (for up to twelve months after the Appointment Date) for temporary lodging and travel expenses associated with travel to the Company’s headquarters. The Company will also pay for any legal fees incurred in connection with the Employment Agreement and related agreements, up to a maximum of $25,000.

Within fifteen (15) days of the Appointment Date and provided that Dr. Kadia is employed by the Company at the date of grant, Dr. Kadia shall be granted under the Company’s 2020 Incentive Award Plan (“Plan”) three equity awards. These equity awards consist of: (1) the number of restricted stock units underlying the Company’s common stock (the “RSUs”), which represents 1.5% of the number of outstanding shares of common stock of the Company, as of the Appointment Date rounded down to the nearest whole share (the “Outstanding Common Shares”), with 1/12th of the total number of RSUs vesting on each quarterly anniversary of the Appointment Date, subject to Dr. Kadia’s continued service through the applicable vesting date; and (2) an option to purchase that number of shares of the Company’s common stock (the “Initial Option”), which represents 0.5% of the Outstanding Common Shares as of the Appointment Date rounded down to the nearest whole share, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, with 1/12th of the total number of shares subject to the Initial Option vesting on the each quarterly anniversary of the Appointment Date, subject to Dr. Kadia’s continued service through the applicable vesting date. In addition, Dr. Kadia will be granted under the Plan an option to purchase that number of shares of the Company’s common stock (the “Performance Option”), which represents 1.0% of the Outstanding Common Shares as of the Appointment Date, with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant, with vesting and exercisability subject to both a performance-based requirement based upon increases in stock price of the Company and a continued service-based requirement. The service-based requirement for the Performance Option will be satisfied with respect to 20% of the total number of Performance Option shares on each anniversary of the Appointment Date, subject to Dr. Kadia’s continued service through the applicable date. This service-based requirement will be fully satisfied in the event Dr. Kadia experiences a “covered termination” (as defined in the Severance Agreement). The performance-based requirement will be satisfied in respect of that percentage of the total number of shares subject to the Performance Option determined based on the Stock Value (as defined below) being at least equal to the applicable stock price goal set forth in the table below, whereby any such stock price goal must be achieved by the seventh anniversary of the Appointment Date. The closing trading price of a Company common share on March 8, 2022 was $5.93 which was set as the base price for determining the stock price goals. For purposes of the Performance Option, “Stock Value” will mean (i) in a Company change in control (as defined in the Plan), the per common share dollar amount of cash and the value of any securities or other property paid to the holders of shares of Company common stock (or the Company, as applicable) as consideration; and (ii) upon any date between the 90th day after the Appointment Date and the day before a Change in Control, the average of the closing trading price per share of the Company’s common stock over the immediately trailing 90 day period.

Stock Price Goal	Number of Performance-Based Shares that incrementally vest upon Achievement of a Stock Price Goal
200% of $5.93	20% of the total Performance Option shares
400% of $5.93	20% of the total Performance Option shares
800% of $5.93	20% of the total Performance Option shares
1500% of $5.93	20% of the total Performance Option shares
2000% of $5.93	20% of the total Performance Option shares

If a change in control of the Company occurs, the percentage of shares that will vest in the table above will be determined using linear interpolation. Notwithstanding the foregoing, even if the stock price goals are not achieved as a result of a change in control, at a minimum the vesting of that number of shares subject to the Performance Option will be accelerated such that the Stock Value Dr. Kadia is eligible to receive with respect to the shares subject to the RSUs, Initial Option and Performance Option in the change in control is equal to at least $8,000,000. In the event such Stock Value (after giving effect to full acceleration of the shares subject to the Performance Option) is less than $8,000,000 in the aggregate, then upon the change in control the Company will pay to Dr. Kadia a one-time cash bonus equal to the difference between (i) $8,000,000 and (ii) the Stock Value in the change in control with respect to the shares subject to the RSUs, Initial Option and Performance Option. Notwithstanding the foregoing, in the event Dr. Kadia experiences a covered termination during a “change in control period” (as defined in the Severance Agreement), then Dr. Kadia shall remain eligible to receive such cash bonus, payable at the closing of the change in control.

In addition, Dr. Kadia entered into a Change in Control and Severance Agreement (the “Severance Agreement”). Under the Severance Agreement, if Dr. Kadia experiences a covered termination (which includes a termination by the Company without “cause” or a resignation by Dr. Kadia for “good reason”, each as defined in the Severance Agreement), Dr. Kadia will be entitled to receive: (i) 12 months of continued base salary, (ii) an amount equal to Dr. Kadia’s annual bonus for the year of termination assuming 100% of target performance, paid in a lump sum and (iii) payment or reimbursement of the cost of continued healthcare coverage for 12 months. In lieu of the foregoing benefits, if Dr. Kadia experiences a covered termination during the 90 day period prior to, or the 12-month period following a change in control of the Company, he will be entitled to receive: (i) 18 months of continued base salary, (ii) payment or reimbursement of the cost of continued healthcare coverage for 18 months, (iii) an amount equal to 18 months of Dr. Kadia’s annual bonus for the year of termination assuming 100% of target performance, paid in a lump sum and (iv) full accelerated vesting of service-based vesting conditions for any of his unvested equity awards. The foregoing severance benefits are subject to Dr. Kadia’s delivery of an executed release of claims against us and continued compliance with his confidentiality agreement with us.

The foregoing descriptions of the material terms of the Employment Agreement and the Change in Control and Severance Agreement are subject to, and qualified in its entirety by reference to, the complete terms of such agreements, copies of which will be filed as exhibits in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2022.

Dr. Kadia does not have any family relationship with any director or other executive officer of the Company, or person nominated or chosen by the Company to become a director or executive officer. In addition, there are no transactions in which Dr. Kadia had or will have a direct or indirect material interest that would be required to be reported under Item 404(a) of Regulation S-K.

As previously announced, effective March 9, 2022, Dr. Hobbs has resigned as a member of the Board and will transition to the position of President of the Antibody Therapeutics business of the Company in connection with the appointment of the Company’s new Chief Executive Officer.

Further, in connection with Dr. Kadia’s appointment as Chief Executive Officer and his related departure from certain Board committees for corporate governance purposes, the Board reconstituted these committees effective March 9, 2022, to provide that John Chiminski shall serve on the Audit Committee of the Board and Greg Lucier will serve on the Compensation Committee of the Board.

On March 7, 2022, Kurt Wood, the Company’s Chief Financial Officer, provided notice that he will be leaving the Company effective April 1, 2022, to pursue another opportunity outside of the biotech industry. Mr. Wood’s departure is not the result from any disagreement with the Company or the Board. In connection with his departure, the Company entered into a Transition and Separation Agreement with Mr. Wood on March 8, 2022, which provides that Mr. Wood shall remain as a consultant to the Company through April 30, 2022 in exchange for a retainer of $50,000.

Effective as of March 9, 2022, the Company promoted James Paul McClaskey to the position of Senior Vice President and Chief Accounting Officer. Mr. McClaskey, age 44, previously served as the Company’s Vice President, Accounting from July 2021 until March 2022. Prior to Berkeley Lights, from June 2014 to July 2021, Mr. McClaskey held roles of increasing responsibility at DISH Network Corporation, including as Vice President of Accounting. Mr. McClaskey also held roles of increasing responsibility at URS Corporation, from January 2012 to June 2014, including Director of Technical and International Accounting. In addition, Mr. McClaskey held roles in both the audit and advisory practices of KPMG, LLP from January 2003 to January 2012. Mr. McClaskey received his Bachelor of Arts in Economics from University of Puget Sound and his Masters of Science in Accounting from the University of Arizona. Mr. McClaskey is a licensed CPA in the State of Colorado and is a CFA charterholder.

In connection with his promotion to Senior Vice President and Chief Accounting Officer, the Company’s Board of Directors granted Mr. McClaskey 50,000 restricted stock units (“RSUs”) pursuant to the Company’s 2020 Incentive Award Plan (the “RSU Award”), such that the shares of common stock underlying the McClaskey RSU Award shall vest in sixteen (16) equal quarterly installments on the 20th day of the second month of each calendar quarter, subject to Mr. McClaskey’s continued service to the Company through each vesting date.

Mr. McClaskey has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 9, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKELEY LIGHTS, INC.

Date: March 9, 2022	By:	/s/ Stuart Merkadeau
	Name:	Stuart Merkadeau
	Title:	General Counsel